Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	July 26, 2011
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Third Quarter Results, Updates Guidance
VALLEY FORGE, Pa., July 26 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported a seasonal net loss attributable to AmeriGas Partners, L.P. for the third fiscal quarter ended June 30, 2011 of $9.2 million compared with a seasonal net loss of $12.4 million for the third quarter of fiscal 2010.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) increased to $31.1 million for the third quarter of fiscal 2011 compared to EBITDA of $27.2 million for the same period last year. For the three months ended June 30, 2011, retail volumes sold increased to 155.1 million gallons, a 3.3% increase over the prior-year period. The increase in retail volumes reflects the impact of colder spring weather on residential volumes and improved commercial volume performance. Weather nationally was 1.4% warmer than normal and 18.8% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration (NOAA).
Revenues for the quarter increased to $470.8 million from $396.6 million a year ago primarily due to higher retail selling prices associated with increased commodity prices and, to a lesser extent, the higher volumes sold. Total margin increased $9.2 million in the 2011 three-month period primarily related to the impact of higher volumes sold, slightly higher unit margins and increased non-propane gross margin. The increase in EBITDA primarily reflects the higher total margin and increased other income ($3.2 million) partially offset by higher operating expenses ($8.4 million) primarily resulting from increased payroll and benefits costs and higher vehicle fuel costs.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “We are pleased to have delivered improved results for the third quarter and we will continue to execute on our operating strategies in order to deliver superior investment returns to our unitholders over the long-term. Given our results thus far and based upon our assessment of operating conditions for the remainder of the fiscal year, we now expect Adjusted EBITDA for the fiscal year ending September 30, 2011, to be in the range of $335 million to $340 million.” Adjusted EBITDA guidance excludes the impact of a previously reported $18.8 million loss on the extinguishment of debt recorded by the Partnership in the second quarter of fiscal 2011.
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AmeriGas Partners Reports Third Quarter Results, Updates Guidance	Page 2
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Management believes the presentation of these measures for fiscal 2011 and 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2011. These measures are not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measures is included on the last page of this press release.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Wednesday, July 27, 2011. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on Wednesday, July 27 through midnight Friday, July 29. The replay may be accessed at 1-800-642-1687, passcode 39961020 and International access 1-706-645-9291, passcode 39961020.
Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and the timing and success of our acquisitions and investments to grow our business. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-10	###	7/26/11

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011	2010
Revenues:
Propane	$428,286	$356,835	$1,941,693	$1,816,236	$2,284,257	$2,116,163
Other	42,544	39,778	136,133	123,073	174,602	160,123

	470,830	396,613	2,077,826	1,939,309	2,458,859	2,276,286

Costs and expenses:
Cost of sales — propane	284,629	220,545	1,257,038	1,125,387	1,472,266	1,297,855
Cost of sales — other	16,212	15,305	43,902	39,769	58,589	54,003
Operating and administrative expenses	147,139	138,704	474,039	451,614	632,135	600,869
Depreciation	21,435	19,739	61,853	59,653	81,879	79,461
Amortization	3,063	2,148	8,516	5,453	10,784	6,756
Other income, net	(8,329)	(5,148)	(20,404)	(3,749)	(24,359)	(7,173)

	464,149	391,293	1,824,944	1,678,127	2,231,294	2,031,771

Operating income	6,681	5,320	252,882	261,182	227,565	244,515
Loss on extinguishment of debt	0	0	(18,801)	0	(18,801)	0
Interest expense	(15,643)	(16,981)	(47,365)	(50,184)	(62,287)	(66,823)

(Loss) income before income taxes	(8,962)	(11,661)	186,716	210,998	146,477	177,692
Income tax expense	(139)	(662)	(487)	(2,378)	(1,374)	(2,890)

Net (loss) income	(9,101)	(12,323)	186,229	208,620	145,103	174,802
Less: net income attributable to noncontrolling interests	(51)	(49)	(2,511)	(2,550)	(2,242)	(2,362)

Net income (loss) attributable to AmeriGas Partners, L.P.	$(9,152)	$(12,372)	$183,718	$206,070	$142,861	$172,440

General partner’s interest in net income (loss) attributable to AmeriGas Partners, L.P.	$1,474	$828	$5,308	$4,148	$5,852	$7,124

Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(10,626)	$(13,200)	$178,410	$201,922	$137,009	$165,316

(Loss) income per limited partner unit (a)

Basic	$(0.19)	$(0.23)	$2.83	$3.03	$2.39	$2.75

Diluted	$(0.19)	$(0.23)	$2.83	$3.03	$2.39	$2.75

Average limited partner units outstanding:

Basic	57,129	57,089	57,115	57,073	57,108	57,067

Diluted	57,129	57,089	57,165	57,119	57,158	57,114

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	155.1	150.1	727.8	746.7	874.5	893.8
EBITDA (b)	$31,128	$27,158	$301,939	$323,738	$299,185	$328,370
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$8,442	$6,590	$28,161	$27,869	$41,376	$39,501
Growth capital expenditures	$10,145	$7,822	$31,040	$31,927	$41,199	$41,613
(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

(a)	Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (loss) attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.
Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the nine and twelve months ended June 30, 2011 includes a $18,801 pre-tax loss from extinguishment of debt. EBITDA in the nine, and twelve months ended June 30, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements. EBITDA in the twelve months ended June 30, 2011 also includes a $7,000 pre-tax loss associated with an increase in litigation reserves.
The following table includes reconciliations of net (loss) income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2011	2010	2011	2010	2011	2010

Net (loss) income attributable to AmeriGas Partners, L.P	$(9,152)	$(12,372)	$183,718	$206,070	$142,861	$172,440
Income tax expense	139	662	487	2,378	1,374	2,890
Interest expense	15,643	16,981	47,365	50,184	62,287	66,823
Depreciation	21,435	19,739	61,853	59,653	81,879	79,461
Amortization	3,063	2,148	8,516	5,453	10,784	6,756

EBITDA	$31,128	$27,158	$301,939	$323,738	$299,185	$328,370
Loss on interest rate hedges	0	0	0	12,193	0	12,193
Loss on extinguishment of debt	0	0	18,801	0	18,801	0
Litigation reserve	0	0	0	0	7,000	0

Adjusted EBITDA (1)	$31,128	$27,158	$320,740	$335,931	$324,986	$340,563

The following table includes a reconciliation of forecasted net income to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2011:

Forecast
Fiscal
Year
Ending
September 30,
2011
Net income (estimate)	$161,700
Interest expense (estimate)	61,000
Income tax expense (estimate)	2,500
Depreciation (estimate)	82,000
Amortization (estimate)	11,000
Loss on extinguishment of debt	18,800

Adjusted EBITDA (1)	$337,000

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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